Exhibit 99.3

Corsair Gaming, Inc.

Lock-Up Agreement

November 14, 2022

Goldman Sachs & Co. LLC

As representative of the several Underwriters

named in Schedule I hereto,

c/o Goldman Sachs & Co. LLC

200 West Street,

New York, New York 10282-2198

Re:	Corsair Gaming, Inc. – Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representative (the “Representative”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters to be named in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”), with Corsair Gaming, Inc., a Delaware corporation (or any predecessor or successor entities) (the “Company”), providing for a public offering (the “Public Offering”) of the common stock, par value $0.0001 per share (“Stock”) of the Company (the “Shares”) pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”). Capitalized terms used but not otherwise defined herein have the meaning assigned to them in the Underwriting Agreement.

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement (this “Lock-Up Agreement”) and continuing to and including the date six (6) months after the date set forth on the final prospectus covering the Public Offering (the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Stock of the Company, or any options or warrants to purchase any shares of Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Stock of the Company (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by the undersigned, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Stock of the Company or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above; provided that nothing herein shall prohibit or restrict the undersigned from (1) making any public disclosure required by Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any rule promulgated thereunder, or (2) making any demand for, or exercise any right with respect to, the registration of any shares of Stock or Derivative Instruments during the Lock-Up Period (provided, in the case of any such demand or exercise of rights, (a) the undersigned or the Company shall give Goldman Sachs & Co. LLC written notice at least two business days prior to such filing, (b) no public announcement of such demand or exercise of rights shall be made and (c) no public announcement of such filing shall be made, in each of the case of (b) or (c), prior to the date 90 days after the date set forth on the final prospectus covering the Public Offering). The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than a natural person, entity or “group” (as described above) that has executed a Lock-Up Agreement in substantially the same form as this Lock-Up Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

Notwithstanding the foregoing, the undersigned may Transfer the undersigned’s shares of Stock and Derivative Instruments:

(i)	as a bona fide gift or gifts or for bona fide estate planning purposes, provided the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

(ii)

to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value;

(iii)	in connection with the sale or other Transfer of the undersigned’s shares of Stock of the Company acquired in the Public Offering or in open market transactions after the Public Offering;

(iv)

to the Company in connection with the exercise or settlement of options, warrants or other rights to acquire shares of Stock or any security convertible into or exercisable for shares of Stock in accordance with their terms (including the settlement of restricted stock units and including, in each case, by way of net exercise and/or to cover withholding tax obligations in connection with such exercise) pursuant to an employee benefit plan, option, warrant or other right disclosed in the final prospectus for the Public Offering, provided that any such shares issued upon exercise of such option, warrant or other right shall be subject to the restrictions set forth herein;

(v)	by will or intestacy, provided that the legatee, heir or other transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein;

(vi)	to any immediate family member (as defined below), provided that such family member agrees to be bound by the restrictions set forth herein;

(vii)

to a partnership, limited liability company or other entity of which the undersigned and the immediate family members of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(viii)	pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union;

(ix)

to the Company pursuant to agreements under which the Company has the option to repurchase such shares of Stock or Derivative Instruments or a right of first refusal with respect to transfers of such shares of Stock or Derivative Instruments upon termination of service of the undersigned;

(x)

as part of a distribution, transfer or disposition without consideration by the undersigned to its limited or general partners, members, stockholders or affiliates (as defined under Rule 12b-2 of the Exchange Act, provided that the transferee agrees to be bound in writing by the restrictions set forth herein;

(xi)	the transfer, conversion, reclassification, redemption or exchange of any securities pursuant to the reorganization transactions described in the final prospectus for the Public Offering;

(xii)

pursuant to a bona fide third-party merger, consolidation, tender offer or other similar transaction involving a Change of Control of the Company that is approved by the Company’s board of directors and made to all holders of the Company’s capital stock, provided that, in the event that such Change of Control is not completed, the undersigned’s shares of Stock and Derivate Instruments shall remain subject to the restrictions contained in this Lock-Up Agreement and title to the undersigned’s shares of Stock of the Company shall remain with the undersigned; or

(xiii)	with the prior written consent of Goldman Sachs & Co. LLC on behalf of the Underwriters.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, the undersigned may transfer the undersigned’s shares of Stock and Derivative Instruments by transfer to any corporation, partnership, limited liability company or other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, the undersigned; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such shares of Stock or Derivative Instruments, as the case may be, subject to the provisions of this Agreement and there shall be no further transfer of such shares of Stock or Derivative Instruments, as the case may be, except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value.

Notwithstanding anything to the contrary, in the case of clauses (i) through (viii) above, no filing under the Exchange Act or any other public filing or disclosure of such transfer by or on behalf of the undersigned shall be required or voluntarily made during the Lock-Up Period (other than a filing on a Form 5 and other than a required filing by the undersigned or any of its affiliates under Section 13 of the Exchange Act or any of the rules promulgated thereunder, including filings on Schedule 13D, Schedule 13D/A, Schedule 13G, Schedule 13G/A, Form 13F or Form 13H). For the purposes of clause (xii), “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

The undersigned now has, and, except as contemplated by clause (i) through (xiii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s shares of Stock of the Company, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Stock of the Company except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the undersigned may establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided, that (i) no public report or filing under Section 16 of the Exchange Act shall be required during the Lock-Up Period with respect to such trading plan, (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment of such plan during the Lock-Up Period and (iii) no sales are made during the Lock-Up Period pursuant to such plan.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns. This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to this Lock-Up Agreement or the subject matter hereof, and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to the undersigned in connection with the Public Offering, the Underwriters have not made and are not making a recommendation to the undersigned to enter into this Lock-Up Agreement or to transfer, sell or dispose of, or to refrain from transferring, selling or disposing of, any shares of Common Stock, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

This Lock-Up Agreement (and for the avoidance of doubt, the Lock-Up Period described herein) and related restrictions shall automatically terminate upon the earliest to occur, if any, of (i) the Representative or the Company advising the other in writing prior to the execution of the Underwriting Agreement that it has determined not to proceed with the Public Offering, (ii) the termination of the Underwriting Agreement before the sale of any Shares to the Underwriters, (iii) the registration statement filed with the SEC with respect to the Public Offering contemplated by the Underwriting Agreement is withdrawn or (iv) November 30, 2022, in the event the closing of the Public Offering shall not have occurred on or before such date.

[Signature Page Follows]

Very truly yours,

CORSAIR GROUP (CAYMAN), LP

By:	EagleTree-Carbide (GP), LLC
Its General Partner

By:	EagleTree Partners IV (GP), LP,
Its Sole Member

By:	EagleTree Partners IV Ultimate GP, LLC,
Its General Partner

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr.
Title: Co-Managing Member

By:	/s/ Anup Bagaria
Name: Anup Bagaria
Title: Co-Managing Member

[Signature Page to Lock-Up Agreement]